Exhibit 10.36

1060 East. Arques Ave.
Sunnyvale CA 94085
Ph: (408) 616-4000
Fax: (408) 830-9525

January 24, 2005

Steve Tirado

Dear Steve:

     On behalf of the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Company”), it is my pleasure to offer you the position of Chief Executive Officer and President of the Company. The terms of our offer and the benefits provided by the Company are as follows:

     1. You will report to the Board, which will nominate and elect you to the Board as a Class I director. While you are employed at the Company, you will abide by your duty of loyalty to the Company, will perform your duties and follow the lawful directions of the Board in a diligent manner, and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, and to participate in charitable, professional and community activities, provided such devotion of time does not materially interfere with your service to the Company. You will receive an indemnification agreement for your service as an officer and director of the Company consistent with indemnification agreements in place with other members of the Board.

     2. Your annual base salary will be $475,000 per year. For the 2005 fiscal year, you will be eligible to receive a cash bonus under an executive bonus program for the year to be proposed by you and approved by the Compensation Committee of the Board. Such executive bonus program will provide for a potential cash bonus to you of 70% of your annual base salary for the 2005 fiscal year, provided that the actual bonus amount (which may be less than 70% of your annual base salary for the 2005 fiscal year) will be determined by Company performance (as determined by the Company’s 2005 Annual Operating Plan) and whatever other factors the executive bonus program considers. Your cash compensation will be subject to annual review by the Compensation Committee.

     3. You will be granted an option for 380,000 shares of common stock upon execution of this letter agreement. In addition, on the first business day of 2006 you will be granted an option for 500,000 shares of common stock. The options will have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on their respective grant dates, and each option will vest and become exercisable with respect to one-forty-eighth of the shares in such option each month after the grant date of such option so long as you remain continuously employed by the Company as an employee, subject to the vesting acceleration provisions set forth in Section 5 of this letter agreement.

     4. You will be eligible to participate in the other employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the Company, including without limitation stock option, stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs, and similar plans or programs. You will receive not less than three weeks of paid vacation each year.

     5. Upon any termination of your employment with the Company, you shall in all cases receive (i) payment for all unpaid salary and vacation accrued through the date of your termination of employment; (ii) reimbursement for expenses per existing Company policies; and (iii) continued benefits in accordance with the terms of the Company’s then existing benefit plans and policies and/or as required by applicable law; such payments and benefits are not included within the separation benefits described below (but likewise will not operate to duplicate such separation benefits either). In addition to the above benefits, you shall under certain circumstances, also be entitled to receive separation benefits as set forth below; provided, that in order to receive any separation benefits you must first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of the Company and its directors, officers and other related persons and an agreement not to solicit employees of the Company for a period of one year following termination, each in the form then used by the Company for departing executives; and further provided, however, that you will not be required to release any right to indemnification that you may have under applicable law, the Company’s Certificate of Incorporation, the Company’s bylaws or any indemnity agreement between you and the Company nor any rights related to your then existing equity ownership in the Company. You will not be entitled to any other compensation, award or damages with respect to your employment or termination.

      A. In the event of your voluntary termination (other than for Good Reason) or termination for Cause (as defined below), you will not be entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

i.	“Cause” means (i) conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duties not remedied within thirty days of written notice, or (iii) material breach of this letter agreement or any other written agreement with the Company not remedied within thirty days of written notice.

ii.	“Good Reason” means (i) any material reduction in your job duties and responsibilities not approved in writing by you and not restored within thirty days of written notice to the Board, (ii) your failure to be elected at any time as a member of the Board, or (iii) any demoting change in your job title as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that your principal place of business be located more than 25 miles from the current location of the Company’s principal place of business at 1060 East Arques Avenue, Sunnyvale, California not rescinded within thirty days of written notice to the Board.

           B. In the event the Company terminates your employment without Cause, or in the event of termination by you for Good Reason or your termination due to death or disability, you shall be entitled to (i) cash severance equal to your then current annual base salary, paid pro rata over the next twelve months in accordance with normal payroll dates, (ii) reimbursement of COBRA insurance premiums (if you elect COBRA coverage), for twelve months following your termination, (iii) the calculated amount (if any) payable to the Chief Executive Officer under the executive bonus program of the Company pro rata for the year in which such termination occurs, less applicable deductions and withholdings and in accordance with the Company’s normal payroll practices. Your right to receive COBRA insurance premiums shall terminate upon your commencement of full-time employment with another company (which you shall promptly notify the Company of); and (iv) twelve months of accelerated vesting under your Company stock options and restricted stock awards (whether referred to above or otherwise granted in the future).

           C. No acceleration of vesting will be deemed to extend beyond the number of then-unvested options or shares under a particular award at the time of acceleration. No additional vesting shall occur following termination of service. Vested options will be exercisable for (i) three months following the termination date in the case of your termination without Cause, termination by you for Good Reason, your voluntary termination or termination for Cause, but in no event later than the expiration date of the options, or (ii) twelve months following the termination date in the case of termination due to death or disability.

     6. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     7. This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, including without limitation the April 1, 2004 letter agreement between you and the Company which the parties hereto agree is hereby terminated and superceded by this letter agreement.

     8. This offer will remain open until 11:59 p.m. on January 24, 2005. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer. Should you have anything else that you wish to discuss, please do not hesitate to call me.

     We look forward to the opportunity to welcome you to the Company.

Silicon Image, Inc.	Accepted

By /s/ Chris Paisley	/s/ Steve Tirado

Chris Paisley	Steve Tirado

Title: Chairman of the Board	Date 1/24/05

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